UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 18, 2010
SFN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11997	36-3536544

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2050 Spectrum Boulevard
Fort Lauderdale, Florida 33309
(Address, including zip code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (954) 308-7600
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.
On May 18, 2010, SFN Group, Inc. (the “Company”) held its 2010 Annual Meeting of Stockholders. Below is a summary of the proposals and corresponding votes.
The first proposal was the election of three Class II members of the Board of Directors to hold office until the 2013 annual meeting of stockholder or until their successors are duly elected and qualified. All three Class II members of the Board of Directors were elected with each member receiving votes as follows:

Nominee	For	Withheld
Steven S. Elbaum	41,424,482	3,231,225
David R. Parker	42,185,292	2,470,415
Anne Szostak	41,709,943	2,945,764

There were 2,899,494 broker non-votes on this proposal.
The second proposal was the election of one new Class III member of the Board of Directors to hold office until the 2011 annual meeting of stockholder or until his successor is duly elected and qualified. The new Class III member of the Board of Directors was elected receiving votes as follows:

Nominee	For	Withheld
Lawrence E. Gillespie	42,196,011	2,459,696

There were 2,899,494 broker non-votes on this proposal.
The third proposal was an amendment to the Company’s Rights Agreement intended to protect the Company’s net operating loss benefits and other deferred tax assets. The amendment was approved by the Company’s stockholders as follows:

For	Against	Abstain
41,742,793	5,749,243	63,165

The fourth proposal was the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2010 fiscal year. The appointment was ratified by the Company’s stockholders as follows:

For	Against	Abstain
46,976,814	567,678	10,709

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFN GROUP, INC.
Date: May 20, 2010	By:	/s/ Mark W. Smith
Executive Vice President and
Chief Financial Officer

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